Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2025
July 31, 2025

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s second quarter 2025 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Second Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on August 7th, 2025. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone. Our second quarter results underscore the solid performance of our leasing business and Trinity’s strong ability to generate substantial cash flow. The North American railcar fleet remains in balance, with ongoing improvements in pricing. Although customers have delayed their capital expenditure plans and new railcar decisions due to evolving trade and tax circumstances, they continue to retain their current railcars.
Additionally, we are starting to see a recovery in new railcar demand as sequential order volumes improved, and we generated a book-to-bill of 1.3x. As detailed in our prepared remarks today, we expect an increase in deliveries from second quarter levels and continued improvement across the business in the second half of the year.
Before discussing our quarterly results, I would like to provide a brief market overview.

Market Update
Inquiry levels remain healthy, and these inquiries are translating into increased order activity, albeit at a slower rate than initially anticipated. We are encouraged by a sequential pickup in orders in the second quarter, both for Trinity and for the broader industry. The industry fleet has experienced a modest contraction considering lower year-to-date deliveries for 2025 coupled with ongoing fleet attrition through scrapping. Given current production levels and an improving order environment, the industry is on pace for full year industry deliveries in the range of 28,000 to 33,000.
Within the existing railcar market, carloads have improved in the second quarter, primarily driven by strength in the energy and agriculture markets. Railcars in storage have ticked up slightly, consistent with normal seasonal trends.
We continue to monitor recent tax legislation and ongoing trade developments and remain generally optimistic about their impact on our business.
Segment Performance
I will now highlight segment performance for the quarter, beginning with the Railcar Leasing and Services segment, which includes leasing, maintenance, digital, and logistics services.
Leasing and Services
Our leasing business continues to perform exceptionally well. Segment revenues have increased both sequentially and year over year primarily due to higher lease rates, reflecting our strategic efforts to re-price the fleet. The maintenance business has benefited from favorable pricing and a positive mix, contributing to a 21% year over year increase in quarterly maintenance services revenue.
The Future Lease Rate Differential, or FLRD, stands at an impressive 18.3% for the quarter, marking 13 consecutive quarters in double digits, during which 63% of our fleet has been successfully re-priced. Renewal rates in the quarter were 17.9% above expiring rates, and our renewal success rate was 89%, demonstrating our ability to continually drive lease rates while sustaining a high fleet utilization of 96.8% during the second quarter, indicating a well-balanced fleet.
During the quarter, we completed $29 million in lease fleet portfolio sales with gains of $8 million. We remain active in the secondary market as both a buyer and a seller and anticipate this trend will continue in the second half of the year.

The cost of revenues in the segment increased by 13.7% year over year, primarily due to higher maintenance and compliance expenses for the lease fleet, as well as a change in the mix of external repairs in our maintenance services business.
Rail Products
Turning to the Rail Products segment, which includes our manufacturing and parts businesses, second quarter results were in line with our expectations. Due to lower order volumes in preceding quarters, we adjusted production to match the pace of customers’ delayed decisions, delivering 1,815 railcars in the quarter. This resulted in a segment operating margin of 3.0%, which is inclusive of costs associated with workforce reductions.
We are encouraged by sequential improvement in orders. In the quarter, we received orders for 2,310 railcars and achieved a book-to-bill ratio above 1x for the first time in ten quarters. We believe this positive order momentum will continue, supported by inquiry levels consistent with replacement level demand, favorable tax policies, and increased trade certainty expected in the near future. We are well-positioned to respond to further market improvement as the year progresses.
I would like to commend our Rail Products Group for their strategic initiatives over recent years, including optimizing manufacturing operations, investing in automation, and lowering the business breakeven point. Your hard work is evident in this low order volume environment.
We are maintaining our full year operating margin guidance in the 5-6 percent range for the segment. This outlook is underpinned by our expectations of stronger deliveries in the latter part of the year, better fixed cost absorption, a streamlined workforce, and continued efficiencies through automation.
Conclusion
As we enter the second half of the year, we remain confident in our ability to deliver strong performance across our business. We will continue our efforts to re-price the lease fleet and capitalize on favorable conditions in the secondary market. We anticipate an increased pace of quarterly deliveries, benefiting both revenues and margins. Additionally, we expect our backlog to increase as pent-up demand translates into orders, driving momentum through the latter half of the year and into 2026.
I’ll now turn the call over to Eric to talk through financial results, as well as our updated guidance for 2025.

Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone. I will begin by discussing our second quarter financial statements, starting with the income statement.
Income Statement
Revenues of $506 million and GAAP EPS of $0.19 in the second quarter are consistent with our expectations given a slower delivery pace in the second quarter. As Jean mentioned, lease portfolio sales proceeds were $29 million in the quarter.
Our effective tax rate in the quarter was 15.8%. In the quarter, we purchased $40 million in transferable tax credits at a discount, which benefited our quarterly tax rate. These credits were used to offset the Company’s federal tax liability for 2024.
We have incurred approximately $8 million of severance expense year-to-date, split between Rail Products Group and Corporate. We are expecting full year severance expenses of $15 million, with remaining severance costs to be incurred in the Rail Products Group. Given the workforce reductions, as well as lower incentive-based compensation, we expect to realize about $50 million in savings across the enterprise in 2025.
Net gains on lease portfolio sales are $14 million year-to-date, $8 million of which was in the second quarter. As I said last quarter, we expect gains on sales to be weighted to the second half of 2025.
Cash Flow Statement
Moving to the cash flow statement, our business continues to demonstrate its cash generation potential. Year-to-date cash flow from continuing operations is $142 million. As we go forward, we expect the effects of recent legislation to benefit our cash from operations.
Year-to-date, our net lease fleet investment is $233 million. We remain active in the secondary market, both a buyer and a seller. Secondary market purchases have allowed us to improve the yield on our fleet while also growing our lease fleet. Our full year guidance for net lease fleet investment reflects higher originations and consistent secondary market adds offset by significantly higher secondary market railcar sales in the second half of the year.
In keeping with our capital allocation framework, we increased share repurchase activity to $31 million in the quarter. Year-to-date, we have returned $90 million to shareholders through dividends paid and share repurchases.

Finally, our year-to-date investment in operating and administrative capital expenditures is $18 million.
Balance Sheet
Our balance sheet positioning remains strong, providing us with significant flexibility. With $792 million in liquidity through our cash reserves, revolver, and warehouse availability, we are well-positioned for a variety of market conditions. Our loan-to-value of 69.4% on our wholly owned fleet aligns with our target range. In the second quarter, we successfully refinanced and upsized our TRL-2023 notes, further optimizing our debt portfolio and positioning our balance sheet for continued value creation.
Guidance
As we look ahead to the remainder of 2025, we are maintaining our industry delivery forecast to a range of 28,000 to 33,000 railcars. While railcar orders have recovered more slowly than anticipated, we remain confident that the demand will further materialize, with some demand shifting into 2026 based on customer conversations and market insights.
We are adjusting our net lease fleet guidance to a range of $250 million to $350 million, with approximately 35% of our 2025 deliveries expected to be added to our lease fleet. This slight reduction in fleet investment is due to lower originations and continued utilization of a robust secondary market. We anticipate gains on lease portfolio sales for the full year to be between $50 million and $60 million.
Our operating and administrative capital expenditures guidance remains steady at $45 million to $55 million.
Finally, we are maintaining our full year 2025 EPS guidance at a range of $1.40 to $1.60. This projection indicates a significantly stronger performance in the second half of the year, which aligns with our expectations. Included in the annual guidance is severance expense of approximately $0.14 per share. Additionally, we are maintaining our segment margin guidance, with an improved performance in the Rail Products segment expected in the latter half of the year, primarily driven by higher deliveries, partially offset by severance expenses.
The resilience of our business is on full display this year against a backdrop of low industrial growth and macro economic uncertainty. Anchored by our leasing business, we have seen improved performance in our fleet. In the manufacturing segment, our people have responded to changing customer demand and positioned Trinity to perform in a period of lower demand. As we move forward, we are poised to realize additional operating leverage across our platform.

Operator, we are now ready to take our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you for joining us today. Trinity’s second quarter results highlight the strength of our leasing business and the resilience of our franchise. We are encouraged by our ability to perform in a challenging delivery environment, and are optimistic about the improving order volumes. This positive trend paves the way for an enhanced operating environment and improved financial performance in the second half of 2025.